Exhibit 5.1

Yuval Horn, Keren Kanir*, Roy Ribon, Ohad Mamann, Orly Sternfeld, Paz Abercohen,

Danielle Wassner, Shimrit Roznek, Yonatan Levinstein, Assaf Unger, Uri Dotan, Maya Weiss Donin,

Victoria Zilberman, Alon Shafrir, Tal Gazanda, Anat Polyachenko, Shira Brami, Yuval Haddad, Shiran Glantz, Ana Eiskov

* Also admitted in New York

Tel-Aviv, January 14, 2021

Ref: 6066/60

To:

Vascular Biogenics Ltd.

8 HaSatat St.,

Modi’in, Israel 7178106

Ladies and Gentlemen:

Re: Form 6-K

We have acted as Israeli counsel for Vascular Biogenics Ltd., an Israeli company (the “Company”), in connection with the Ordinary Shares Purchase Agreement, dated January 14, 2021 (the “Ordinary Shares Purchase Agreement”), by and between the Company and Aspire Capital Fund, LLC (the “Buyer”), pursuant to which the Company may sell and issue, from time to time, up to 12,039,000 ordinary shares of the Company, par value NIS 0.01 each (the “Shares” and the “Ordinary Shares”, respectively) for an aggregate offering price of up to US$20,000,000, in accordance with the terms of the Ordinary Shares Purchase Agreement. The Ordinary Shares will be issued under the Company’s registration statement on Form F-3 (File No. 333-251821) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) a copy of the articles of association of the Company, as currently in effect (the “Articles”); (ii) resolution of the board of directors of the Company (the “Board”) which have heretofore been approved in connection with the issuance of the Ordinary Shares and the Ordinary Shares Purchase Agreement; (iii) the Registration Statement and the prospectus supplement dated as of January 15, 2021 (the “Prospectus Supplement”); (iv) The Ordinary Shares Purchase Agreement; and (v) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

We have further assumed that, at the time of issuance and sale and to the extent any such issuance would exceed the maximum share capital of the Company currently authorized, the number of Ordinary Shares that the Company is authorized to issue shall have been increased in accordance with the Articles such that a sufficient number of Ordinary Shares are authorized and available for issuance under the Articles.

We express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Israel, and have not, for the purpose of giving this opinion, made any investigation of the laws of any other jurisdiction. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise or to reflect any facts or circumstances that may hereafter come to our attention. This opinion is expressly limited to the matters set forth below, and we render no opinion, whether by implication or otherwise, as to any other matters.

Based upon and subject to the foregoing, we are of the opinion that, assuming that (i) prior to the issuance of any of Ordinary Shares under the Ordinary Shares Purchase Agreement, the price, number of Ordinary Shares and certain other terms of issuance with respect to any specific issuance of shares under the Ordinary Shares Purchase Agreement will be authorized and approved by the Board or or each of the Authorized Officers as authorized by the Board prior to the date hereof, provided in any event that the aggregate number of Ordinary Shares shall not exceed 12,039,000, (ii) all corporate proceedings necessary for the authorization, issuance and delivery of the Ordinary Shares shall have been taken, (iii) upon the issuance of any Ordinary Shares, the total number of Ordinary Shares issued and outstanding will not exceed the total number of Ordinary Shares that the Company is then authorized to issue under its Articles, and (iv) upon issuance and payment to the pursuant to the terms of the Ordinary Shares Purchase Agreement and in accordance with resolutions of the Board related to the offering of the Ordinary Shares, the Ordinary Shares will be validly issued, fully paid and non-assessable.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to the Form 6-K and to the reference to our firm appearing under the caption “Legal Matters” and “Enforcement of Civil Liabilities” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of the SEC’s Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Ordinary Shares Purchase Agreement that may alter, affect or modify the opinions expressed herein.

Sincerely yours,

/s/ Horn & Co. Law Offices
Horn & Co. Law Offices